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                                                                     Exhibit 4.2


                             CERTIFICATE OF MERGER

                                       OF

                                UTEK CORPORATION

                                      AND

                                   UTEK, LLC




                  It is hereby certified that:

                  1. The constituent business corporations participating in the merger herein certified are:

                     (a) UTEK, LLC, which is incorporated under the laws of the State of Florida ("UTEK Florida"); and

                     (b) UTEK Corporation, which is incorporated under the laws of the State of Delaware ("UTEK Delaware").

                  2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 264 of the Delaware General Corporation Law, to wit, by UTEK Florida in accordance with the laws of the State of its incorporation and by UTEK Delaware in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

                  3. The surviving corporation in the merger herein certified is UTEK Delaware, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the laws of the State of Delaware.

                  4. The Certificate of Incorporation of UTEK Delaware, as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.


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                  5. An executed copy of the Agreement and Plan of Merger
between the aforesaid constituent companies is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows: UTEK Corporation, 202 South Wheeler Street, Plant City, Florida 33566.

                  6. A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any shareholder or member of each of the aforesaid constituent companies.

                  7. The Agreement and Plan of Merger between the aforesaid constituent companies provides that the merger herein certified shall be effective on October 14, 1999.

Executed this 18th day of October, 1999.

                              UTEK CORPORATION, a Delaware corporation


                              By:  _________________________
                                   Clifford M. Gross
                                   Chief Executive Officer


                              UTEK, LLC, a Florida limited liability corporation


                              By:  _________________________
                                     Clifford M. Gross
                                     Managing Member



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